OMB Number		3235-0287
								Expires:		September 30, 1998
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FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person
<<	Gerhard, Lang H.   >>
	(Last) (First) (Middle)
<<	300 Drakes Landing Road, Suite 290, Greenbrae, CA  94904
	(Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol
	<<  Family Golf Centers, Inc. (FGCI) >>

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Statement for Month/Year   <<12-99>>

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

<<	____ Director			XXX 10% Owner  >>
	____ Officer (give		____ Other (specify
          title below)			  below)

7.	Individual or Joint/Group Filing (Check Applicable line)
<<	___	Form filed by one Reporting Person  >>
	XX	 Form filed by More than One Reporting Person
												SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 8 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	12/23/99  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	1,000,000  >>		D			$1.3125

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	3,837,000>>   These 3,837,000 shares are beneficially owned indirectly
by Lang H. Gerhard. (1)   The 1,000,000 shares disposed of as set forth
above were owned directly by Mr. Gerhard.   At the end of December 1999,
Mr. Gerhard beneficially owned no shares directly.

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

By Lang H. Gerhard, as general partner of investment limited partnerships, as manager of limited liability company that is a general partner of investment limited partnerships, and as sole shareholder of corporation that is a general partner of investment limited partnerships and an investment adviser for client accounts.(1)


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 3 of 8 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	12/23/99  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	754,000  			A			$1.3125  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,915,775  >>	(1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D  -- by West Highland Partners, L.P. (1)   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 4 of 8 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	12/23/99  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	178,000  			A			$1.1325  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	690,644  >>	(1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D - by Buttonwood Partners, L.P. (1)   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 5 of 8 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	12/23/99  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	1,000,000  		A			$1.3125  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	3,837,000 - by West Highland Capital, Inc. (1)  >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I   >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

By West Highland Capital, Inc., as a general partner of investment limited partnerships and an investment adviser for client accounts.(1)

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)							Page 6 of 8 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
	(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) ______________________________

2.	Conversion or Exercise Price of Derivative Security  _________________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________________	Amount or Number of Shares ________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
___________________________________________________________________________

FORM 4 (continued)								Page 7 of 8 Pages
Explanation of Responses:

(1) The reporting person has only a pro rata interest in the securities with respect to which beneficial ownership is reported and disclaims beneficial ownership in such securities except to the extent of the reporting person's pecuniary interest.

							 /s/ Lang H. Gerhard		1/6/2000
								Lang H. Gerhard




**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)






FORM 4 (continued)							Page 8 of 8 Pages

Joint Filer Information

Name:   West Highland Capital, Inc.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Family Golf Centers, Inc. (FGCI)
Date of Event Requiring Statement:   12/23/1999
Signature:   	West Highland Capital, Inc.
			By:    /s/ Bonnie George, Chief Operating Officer

Name:   Estero Partners, LLC
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Family Golf Centers, Inc. (FGCI)
Date of Event Requiring Statement:   12/23/1999
Signature:   	Estero Partners, LLC
			By:   West Highland Capital, Inc., Attorney-in-Fact
					By:    /s/ Bonnie George, Chief Operating Officer

Name:   West Highland Partners, L.P.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Family Golf Centers, Inc. (FGCI)
Date of Event Requiring Statement:   12/23/1999
Signature:   	West Highland Partners, L.P.
			By:  West Highland Capital, Inc., General Partner
				By:    /s/ Bonnie George, Chief Operating Officer

Name:	Buttonwood Partners, L.P.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Family Golf Centers, Inc. (FGCI)
Date of Event Requiring Statement:   12/23/1999
Signature:   	Buttonwood Partners, L.P.
			By:	West Highland Capital, Inc., General Partner
			By:	/s/ Bonnie George, Chief Operating Officer





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